Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS 2014 FIRST QUARTER EPS OF $0.19

•	HEALTHCARE REVENUE WAS 30% OF TOTAL REVENUE

•	REVENUE FROM EUROPEAN OPERATIONS INCREASED 7% TO 21% OF REVENUE

BUFFALO, N.Y. — April 22, 2014 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2014 first quarter which ended on March 28, 2014. First quarter results reflected lower revenue in CTG’s healthcare and staffing businesses in North America that was partially offset by higher revenue from European operations and decreased operating expenses. Earnings in the quarter also reflected the absence of tax credits which contributed approximately two cents to net income per diluted share in the 2013 first quarter.

2014 First Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2014 first quarter as compared with the 2013 first quarter are as follows (dollar amounts in thousands except per share data):

	Mar. 28, 2014	Mar. 29, 2013	$ Change	% Change
Revenue	$97,911	$108,495	$(10,584)	(10)%
Operating income	$5,475	$6,182	$(707)	(11)%
Net income	$3,166	$4,057	$(891)	(22)%
Diluted net income per share	$0.19	$0.24	$(0.05)	(21)%

The Company’s operating margin was 5.6% in the 2014 first quarter compared with 5.7% in the 2013 first quarter.

“CTG’s first quarter financial results were consistent with our guidance with earnings at the midpoint of the range and revenue at the low end,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Earnings benefited from the completion of a medical claims data analytics project originally scheduled to wrap up last year, continued cost control, and growth in Europe, which reduced the impact of a significantly higher tax rate this quarter and the lower revenue levels we expected in our U.S. health IT and staffing businesses. On a positive note, we expect a new big data analytics project and a health application management outsourcing engagement will have a favorable impact on earnings beginning in the second quarter.”

Mr. Boldt continued, “Revenue growth in our healthcare business from electronic health records (EHR) work continues to be challenged as many hospitals are holding off on large capital investments while they are still in the process of realigning cost structures to manage the effect of last year’s Medicare reimbursement reductions effective April 1, 2013 tied to the federal government sequestration, other reductions in government reimbursements, and lower patient volumes. At the same time, the need for health providers to lower operating expenses is increasing client demand for application management support and health advisory services in the areas of accountable care and meaningful use compliance. Cost reduction and business expansion initiatives are creating new opportunities in our staffing business where we are seeing an uptick in demand from several clients that is helping to mitigate the effect of lower demand for technical resources from our largest client.”

Solutions revenue in the 2014 first quarter decreased by $4.1 million or 10% to $38.6 million, representing 39% of total revenue equivalent to 39% in the 2013 first quarter. Staffing revenue decreased by $6.5 million or 10% to $59.3 million, or 61% of total revenue, the same percentage as the 2013 first quarter. European revenue in the 2014 first quarter increased 7% to $20.8 million, or 21% of total revenue, from $19.4 million, or 18% of total revenue, in the 2013 first quarter. There were 62 and 63 billing days in the first quarter of 2014 and 2013, respectively, and 65 billing days in the fourth quarter of 2013.

Selling, general, and administrative (SG&A) expenses declined 6% in the quarter to $15.5 million from $16.4 million in the 2013 first quarter. SG&A expenses as a percentage of revenue were 15.8% compared with 15.1% a year ago.

Cash used in operations was $9.3 million in the 2014 first quarter, compared with cash used in operations of $7.1 million in the 2013 first quarter. At March 28, 2013, the Company had $32.3 million in cash compared with $30.7 million at the end of the 2013 first quarter and $46.2 million at year-end 2013. Cash balances reflect both the 2014 and 2013 first quarters ending on a payroll date while the 2013 fourth quarter did not. The Company had no outstanding debt at the end of the 2014 or 2013 first quarters.

The Company’s effective tax rate in the 2014 first quarter was 41.1% compared with 33.2% in the 2013 first quarter. The higher tax rate in the 2014 first quarter reflected the expiration of certain tax credits in 2013, while the lower tax rate in the 2013 first quarter reflected the extension in January 2013, retroactive to 2012, of the federal R&D tax credit that expired in 2011.

The Company repurchased approximately 211,000 of its shares in the 2014 first quarter at an average price of $17.00 per share. In April 2014, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On March 31, 2014, approximately 900,000 shares were available under its current repurchase authorizations.

2014 Second Quarter and Full Year Guidance

CTG is providing guidance for the 2014 second quarter and 2014 full year in the table below. Based on its current business activity, pipeline, and trends in its business, the Company is revising 2014 annual revenue and earnings guidance from the initial guidance provided in its 2013 fourth earnings release issued on February 25, 2014.

2014 Second Quarter (64 billing days in both 2014 and 2013)	Range	Range midpoint	Change from 2013 second quarter at range midpoint
Revenue	$101-103 million	$102 million	-5%
Diluted net income per share	$0.21 - $0.23	$0.22	-8%

2014 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2013 at range midpoint
Revenue	$393-407 million	$400 million	- 5%
Diluted net income per share	$0.83 - $0.91	$0.87	- 5%

Mr. Boldt commented, “Looking to the rest of 2014, we have lowered our guidance for our IT staffing business as we have not yet seen the expected pickup in demand from our largest staffing customer. While the recent start and ramp up of new health IT projects and growth in health advisory services will benefit 2014 earnings, we expect that the federal government’s recent unexpected one-year extension of the ICD-9 to ICD-10 diagnostic code conversion deadline to October 1, 2015 will decrease our health IT revenue from initial expectations. Accordingly, we have revised our guidance for 2014 to reflect current market conditions. Although we are reducing our 2014 guidance, from a macro perspective, CTG is performing well relative to our competitors in the IT services market and health IT sector, who are also seeing revenue growth challenged by reductions and deferrals in client spending.”

Mr. Boldt concluded, “EHRs are here to stay and many U.S. hospitals still have significant investments to make in EHR systems implementation and optimization. That said, spending on EHR projects will likely be muted in the short term until hospitals reduce their operating cost structure, which is a major strategic initiative at virtually every large hospital system in the U.S. However, EHRs remain a significant long-term opportunity for CTG in the U.S., as well as Europe. Under U.S. health reform, EHRs capable of exchanging patient information across a large provider network or geographic area are essential for large health providers to remain financially viable and adapt to new value-based care delivery and reimbursement models. In Europe, where we have a large presence, the adoption of U.S. EHR systems is increasingly being seen as the route to significant reductions in healthcare costs and improvements in care delivery, though we expect it will take a few years for this emerging opportunity to gain strong momentum. Demand is growing for our health IT consulting and application management services. Our innovative medical data analytics products that use powerful business intelligence to lower healthcare costs and improve patient outcomes are gaining traction as the healthcare market looks to unlock the value of information assets through solutions that leverage ‘big data.’ As a leading provider of IT and business consulting services to the healthcare market, CTG has the resources and offerings to capitalize on these diverse opportunities to grow our business and profitability.”

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, April 22, 2014 at 8:30 a.m. Eastern Daylight Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Daylight Time April 22, 2014 and 11:00 p.m. Eastern Daylight Time April 25, 2014 by dialing 1-800-475-6701 and entering the conference ID number 306732.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,700 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 28,	March 29,
	2014	2013
Revenue	$97,911	$108,495
Direct costs	76,979	85,896
Selling, general and administrative expenses	15,457	16,417

Operating income	5,475	6,182
Other expense, net	(97)	(109)

Income before income taxes	5,378	6,073
Provision for income taxes	2,212	2,016

Net income	$3,166	$4,057

Net income per share:
Basic	$0.21	$0.26

Diluted	$0.19	$0.24

Weighted average shares outstanding:
Basic	15,153	15,430
Diluted	16,576	17,066
Cash dividend declared per share	$0.06	$0.05

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 28, 2014	December 31, 2013	March 29, 2013
Current Assets:
Cash and cash equivalents	$32,309	$46,227	$30,745
Accounts receivable, net	72,965	67,422	74,916
Other current assets	3,505	2,770	3,242

Total current assets	108,779	116,419	108,903
Property and equipment, net	8,231	8,241	6,956
Goodwill	37,638	37,638	37,879
Other assets	12,084	12,133	10,385

Total Assets	$166,732	$174,431	$164,123

Current Liabilities:
Accounts payable	$8,166	$9,536	$9,264
Dividend payable	897	748	762
Accrued compensation	24,834	31,460	26,055
Other current liabilities	8,493	7,185	8,612

Total current liabilities	42,390	48,929	44,693
Long-term debt	—	—	—
Other liabilities	10,876	11,660	13,214
Shareholders’ equity	113,466	113,842	106,216

Total Liabilities and Shareholders’ Equity	$166,732	$174,431	$164,123

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	March 28, 2014	March 29, 2013
Net income	$3,166	$4,057
Depreciation and amortization expense	837	631
Equity-based compensation expense	551	546
Other operating items	(13,829)	(12,307)

Net cash used in operating activities	(9,275)	(7,073)
Net cash used in investing activities	(742)	(3,465)
Net cash provided by (used in) financing activities	(3,913)	1,141
Effect of exchange rates on cash and cash equivalents	12	(472)

Net decrease in cash and cash equivalents	(13,918)	(9,869)
Cash and cash equivalents at beginning of period	46,227	40,614

Cash and cash equivalents at end of period	$32,309	$30,745

— END —

CTG news releases are available on the Web at www.ctg.com.